Exhibit 99.1

DSP Group, Inc. Reports First Quarter 2013 Earnings

SAN JOSE, Calif., April 29, 2013—DSP Group, Inc. ® (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications, announced today its results for the first quarter ended March 31, 2013. Net income for the first quarter of 2013 was $1,172,000 on revenues of $39,650,000, compared to a net loss of $3,262,000 on revenues of $43,504,000 for the same period last year. Earnings per share for the first quarter of 2013 were $0.05, as compared to a loss per share of $0.14 for the first quarter of 2012.

Financial Highlights:

•	Q1 Revenues, Up 3% Sequentially And Down 9% Year Over Year, Were At The High End of Guidance

•	Company Achieved Milestone Returning To Positive GAAP Operating Income

•	GAAP EPS Of $0.05 And Non-GAAP Diluted EPS Of $0.11 Both Above Consensus Expectations

•	Gross Margins of 39.6% Exceeded Guidance And Improved For Sixth Consecutive Quarter

•	Despite Difficult Environment, EBITDA Increased For Sixth Consecutive Quarter To $2.6 Million Reaching 7% of Revenues

•	Net Cash and Cash Equivalence Balance Of Approximately $120 Million

Ofer Elyakim, CEO of DSP Group, stated “We are pleased with our first quarter financial results, which exceeded our guidance in almost every financial metric. Our return to GAAP operating profitability is a powerful demonstration of our successful turnaround, especially in light of the uncertain market dynamics in the DECT market.”

Mr. Elyakim added, “We shall continue to execute prudently on our business plan, with a focus on enhancing shareholder value and generating positive operating cash flows and EBITDA in 2013. In addition, we expect our non-GAAP financial results for the second quarter to be in line with the results reported for the first quarter and for revenues to be in range of $38 million to $41 million.”

Product Highlights:

•

Successfully Launched HDClearTM For Mobile Devices At Mobile World Congress In Barcelona. Its Proprietary Noise Cancellation Algorithms And Powerful Acoustic Echo Cancellation Abilities Generating High Level Of Interest And Excitement In The Industry.

•	On Track To Deliver Engineering Samples Of New DBMD2 Chipset In May And Have Already Begun Evaluations Of Technology With Leading OEMs and MNOs.

•	Newest VoIP Processor, DVF99, Was Launched In January And Has Already Secured Three Design Wins. Mass Production Ramp Expected In Fourth Quarter.

•	Achieved Three New VoIP Product Launches For ATAs and IP Phones With Various Office Telephony Brands.

•	New Enterprise-Grade Wireless Audio Headset Product Launch By A Leading OEM For The Office Environment. The Headset Supports All Major Unified Communications like Microsoft® Lync™ and Cisco platforms.

•

Evolution of DECT As A Voice Only Wireless Standard Into A Control Network Ecosystem For Home And Building Via New DECT ULE (Ultra Low Energy) Protocols Took Significant Step Forward With Formation Of ULE Alliance During First Quarter. Subsequently ETSI Officially Published The Standard Specifications.

Non-GAAP Results:

Non-GAAP net income and diluted earnings per share for the first quarter of 2013 were $2,536,000 and $0.11, respectively, as compared to non-GAAP net loss of $1,183,000 and non-GAAP loss per share of $0.05 for the first quarter of 2012. Non-GAAP net income and earnings per share for the first quarter of 2013 excluded the impact of amortization of acquired intangible assets in the amount of $418,000, associated with the acquisitions of NXP’s CIPT business and BoneTone communications, equity-based compensation expenses of $1,043,000 and amortization of deferred tax liability related to intangible assets acquired with the acquisition of BoneTone communications in the amount of $97,000.

Non-GAAP net loss and loss per share for the first quarter of 2012 excluded the impact of amortization of acquired intangible assets in the amount of $593,000, associated with the acquisitions of NXP’s CIPT business and BoneTone communications and equity-based compensation expenses of $1,486,000.

The Company believes that the non-GAAP presentation of net income and diluted EPS presented in this press release is useful to investors in comparing results for the quarter ended March 31, 2013 to the same period in 2012 because the exclusion of the above noted expenses may provide a more meaningful analysis of the Company’s core operating results. Further, the Company believes it is useful to investors to understand how the expenses associated with equity-based compensations expenses are reflected on its statements of income.

Forward Looking Statements

This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including Mr. Elyakim’s statements about DSP Group’s focus on enhancing shareholder value and generating positive operating cash flows and EBITDA in 2013 and second quarter 2013 revenues to be in the range of $38 million to $41 million. Additional “forward-looking statements” include the expectation of mass production ramp of DVF99 VoIP processor in fourth quarter 2013 and delivery of DBMD2 chipset engineering samples in May 2013. These forward-looking statements are based on current expectations and DSP Group assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise as a result of various factors, including the timing and ability of the market to recover and the corresponding recovery of DSP Group’s customers; the impact of reductions in lead times and inventory levels by DSP Group customers and their customers; unexpected delays in the introduction of new products; fluctuations in gross margins associated with the sale of existing products; slower than expected change in the nature of residential communications domain; DSP Group’s inability to develop and produce new products at competitive costs and in a timely manner or failure of such products to achieve broad market acceptance, especially HDClearTM products; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for fiscal 2012 as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s Web site (www.dspg.com) under Investor Relations.

About DSP Group

DSP Group®, Inc. (NASDAQ: DSPG) is a leading global provider of wireless chipset solutions for converged communications. Delivering semiconductor system solutions with software and reference designs, DSP Group enables OEMs/ODMs, consumer electronics (CE) manufacturers and service providers to cost-effectively develop new revenue-generating products with fast time to market.

At the forefront of semiconductor innovation and operational excellence for over two decades, DSP Group provides a broad portfolio of wireless chipsets integrating DECT/CAT-iq, DECT ULE, Wi-Fi, PSTN, HDClear™, video and VoIP technologies.

DSP Group enables converged voice, audio, video and data connectivity across diverse mobile, consumer and enterprise products – from mobile devices, connected multimedia screens, and home automation & security to cordless phones, VoIP systems, and home gateways. Leveraging industry-leading experience and expertise, DSP Group partners with CE manufacturers and service providers to shape the future of converged communications at home, office and on the go. For more information, visit www.dspg.com.

Earnings Conference Call Details

DSP Group has scheduled a conference call for 8:30am ET today to discuss the financial results for the first quarter of 2013 and invites you to listen to a live broadcast over the Internet. The broadcast can be accessed by all interested parties through the Investor Relations section (investor message board) of DSP Group’s Web site at www.dspg.com or link to: http://www.media-server.com/m/p/rhvqe95p

If you cannot join the call, you may listen to the replay, which will be available for one week after the call on DSP Group’s Web site or by calling the following numbers:

•	US Dial-In # +1 347 366 9565 (passcode: 2545078#)

•	International Dial-In # +44 203 427 0598 (passcode: 2545078#)

For more information, please contact Christopher Basta at Work: 1-408-240-6844, Cell: 1-631-796-5644 or chris.basta@dspg.com

DSP GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012
	Unaudited	Unaudited
Revenues	$39,650	$43,504
Cost of revenues	23,944	27,526

Gross profit	15,706	15,978
Operating expenses:
Research and development, net	9,151	11,976
Sales and marketing	3,051	4,034
General and administrative	2,622	3,028
Amortization of intangible assets	418	593

Total operating expenses	15,242	19,631

Operating income (loss)	464	(3,653)
Other income :
Financial income, net	570	480

Income (loss) before taxes on income	1,034	(3,173)
Taxes on income (income tax benefit)	(138)	89

Net income (loss)	$1,172	$(3,262)

Net earnings (loss) per share:
Basic	$0.05	$(0.14)
Diluted	$0.05	$(0.14)

Weighted average number of shares used in per share computations of net income (loss) per share
Basic	21,897	22,550
Diluted	22,246	22,550

DSP GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (NON-GAAP)

(In thousands, except per share amounts)

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012
	Unaudited	Unaudited
GAAP net income (loss)	$1,172	($3,262)
Equity-based compensation expense included in cost of product revenues and other	63	110
Equity-based compensation expense included in research and development	468	771
Equity-based compensation expense included in sales and marketing	135	251
Equity-based compensation expense included in general and administrative	377	354
Amortization of intangible assets	418	593
Amortization of deferred tax liability related to intangible assets acquired with Bonetone acquisition	(97)	—
Non-GAAP net income (loss)	$2,536	$(1,183)

Weighted-average number of common stock used in computation of GAAP diluted net income (loss) per share (in thousands)	22,246	22,550

Weighted-average number of shares related to outstanding options, stock appreciation rights and restricted share units (in thousands)	373	—

Weighted-average number of common stock used in computation of non-GAAP diluted net income (loss) per share (in thousands),	22,619	22,550

GAAP Diluted net income (loss) per share	$0.05	$(0.14)
Equity-based compensation expense	0.05	0.06
Amortization of intangible assets	0.02	0.03
Amortization of deferred tax liability related to intangible assets acquired with Bonetone acquisition	(0.01)	—
Non-GAAP diluted net income (loss) per share	$0.11	$(0.05)

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2013	December 31, 2012
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$19,225	$21,684
Restricted deposits	87	121
Marketable securities and short term deposits	17,727	20,201
Trade receivables, net	24,500	20,403
Inventories	14,081	12,916
Other accounts receivable and prepaid expenses	3,429	3,656
Deferred income taxes	104	101

Total current assets	79,153	79,082

Property and equipment, net	3,508	3,706

Long term marketable securities and deposits	82,872	78,333
Severance pay fund	10,117	10,197
Intangible assets, net	13,236	13,656

Long term prepaid expenses and lease deposits	189	208

	106,414	102,394

Total assets	$189,075	$185,182

Liabilities and Stockholders’ Equity
Current liabilities:
Trade payables	$14,999	$14,027
Other current liabilities	15,571	15,953

Total current liabilities	30,570	29,980

Accrued severance pay	10,357	10,436
Accrued pensions	949	970
Deferred income taxes	1,473	1,569

Total long term liabilities	12,779	12,975

Stockholders’ equity:
Common stock	22	22
Additional paid-in capital	347,378	346,335
Accumulated other comprehensive income	1,190	988
Less – Cost of treasury stock	(122,985)	(125,724)
Accumulated deficit	(79,879)	(79,394)

Total stockholders’ equity	145,726	142,227

Total liabilities and stockholders’ equity	$189,075	$185,182